UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

Tiptree Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	38-3754322
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
780 Third Avenue, 21st Floor, New York, New York 10017 (Address of Principal Executive Offices, including Zip Code)
Tiptree Inc. 2017 Omnibus Incentive Plan* (Full Title of the Plan) *See explanatory note immediately following the Calculation of Registration Fee table below
Neil C. Rifkind, Esq.
Vice President, General Counsel and Secretary
Tiptree Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
212 446-1400
(Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to:
Michael R. Littenberg, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (212) 596-9160 (212) 596-9090—Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐                 Accelerated filer ☒
Non-accelerated filer ☐                 Smaller reporting company ☐
(Do not check if a smaller reporting company)    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.001 per share (1)	6,100,000 shares (2)	$7.00 (3)	$42,700,000 (3)	$4,949.00

(1)
Also registered under this Registration Statement are such additional number of shares of Class A common stock ("Common Stock"), presently undeterminable, as may be necessary as a result of any stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)	Represents 6,100,000 shares of Common Stock reserved for issuance under the Tiptree Inc. 2017 Omnibus Incentive Plan (the "2017 Plan").

(3)
Calculated in accordance with Rules 457(c) and 457(h)(i) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock trading on the Nasdaq Capital Market on June 15, 2017.

EXPLANATORY NOTES
This Registration Statement registers (i) 6,100,000 shares of Common Stock that may be issued under the 2017 Plan, which consists of 5,958,012 shares of Common Stock reserved for issuance under the 2017 Plan and an aggregate of 141,988 shares of Common Stock that have not been issued from the Tiptree Inc. 2013 Omnibus Incentive Plan (the "2013 Plan") and the Care Investment Trust Manager Equity Plan (the "Manager Plan") which will be rolled over into the 2017 Plan. As of the filing of this Form S-8, the 2017 Plan will be Tiptree Inc.'s (the "Company") only equity plan under which it may grant future equity awards to its employees and other service providers and the Company will cease granting awards under the 2013 Plan and the Manager Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information required by Part I of Form S-8 will be sent or given to participants under the plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
The information that has been incorporated by reference pursuant to Item 3 of Part II of this Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be delivered to participants, without charge, upon written or oral request. Any such requests should be directed to the Company at the address and telephone number listed on the cover page of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The Commission allows the Company to "incorporate by reference" information the Company files with the Commission. This means that the Company can disclose information to investors by referring investors to those documents. The information incorporated by reference is an important part of this Registration Statement. The information the Company files later with the Commission will automatically update and supersede older information. The following documents, except for information "furnished" under Items 2.02, 7.01 or 9.01 on a Current Report on Form 8-K or other information "furnished" to the Commission which is not deemed filed, which have been filed by the Company with the Commission are incorporated in this Registration Statement by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed by the Company with the SEC on March 13, 2017;

•
Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2017 (File No. 001-33549), that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 13, 2017;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed by the Company with the Commission on June 6, 2017; and

•	Current Reports filed on Form 8-K or Form 8-K/A filed by the Company with the Commission on January 4, 2017; April 26, 2017; May 10, 2017; May 16, 2017 and June 6, 2017.

•
The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 8, 2013 including any amendments or reports filed for the purpose of updating such description.

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All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such reports and documents. Notwithstanding the foregoing, information "furnished" under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K is not incorporated by reference in this Registration Statement or any related prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
Our charter also requires the Company, to the maximum extent permitted by Maryland law, to indemnify and hold harmless any present or former director or officer of the Company (or a predecessor of the Company) or any individual who, while a director or officer of the Company and at the request of the Company (or its predecessor), serves as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against any expenses, liability and loss (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such individual in connection with any proceeding in which the individual is named, or threatened to be named, a party in any such capacity. The Company may also be obligated to pay or reimburse such individual’s expenses in advance of the final disposition of any proceeding.
Our bylaws require the Company, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to (i) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director and at the request of the Company, serves or served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Upon approval of the Company’s board of directors, the Company may

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indemnify and advance expenses to a person who served a predecessor of the Company in any of the foregoing capacities and to any employee or agent of the Company (or its predecessors).
We also maintain directors’ and officers’ liability insurance, which provides coverage to our directors and officers for certain liabilities.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

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The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Document
3.1
Fourth Articles of Amendment and Restatement of the Registrant, effective July 1, 2013 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2
Fourth Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

3.3
Articles Supplementary of the Registrant, dated December 29, 2014 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on December 29, 2014 and herein incorporated by reference).

3.4
Articles of Amendment of the Registrant, effective as of December 30, 2016 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

4.1
Form of Certificate for Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

5*	Opinion of Venable LLP
10.1*	Tiptree Inc. 2017 Omnibus Incentive Plan.
10.2*	Form of Non-Qualified Stock Option Agreement under the Registrant’s 2017 Omnibus Incentive Plan.
10.3*	Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (annual vesting).
10.4*	Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (cliff vesting).
23.1*	Consent of KPMG LLP
23.2*	Consent of Venable LLP (included in Exhibit 5)
24*	Powers of Attorney (see page II-1 of this Registration Statement)
* Filed herewith

Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in

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volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of June, 2017.

Tiptree Inc. (the Registrant)
By:	/s/ Jonathan Ilany
Jonathan Ilany
Chief Executive Officer
POWER OF ATTORNEY
The Registrant and each person whose signature appears below hereby appoint Jonathan Ilany, Sandra Bell and Neil C. Rifkind, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 19th day of June, 2017.

Signature	Title	Date

/s/ Michael G. Barnes Michael G. Barnes	Executive Chairman and Director (Principal Executive Officer)	June 19, 2017

/s/ Jonathan Ilany Jonathan Ilany	Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2017

/s/ Sandra Bell Sandra Bell	Chief Financial Officer (Principal Financial Officer)	June 19, 2017

/s/ Timothy Schott Timothy Schott	Principal Accounting Officer (Principal Accounting Officer)	June 19, 2017

/s/ Paul M. Friedman Paul M. Friedman	Director	June 19, 2017

/s/ Lesley Goldwasser Lesley Goldwasser	Director	June 19, 2017

/s/ John E. Mack John E. Mack	Director	June 19, 2017

/s/ Bradley E. Smith Bradley E. Smith	Director	June 19, 2017

EXHIBIT INDEX

Exhibit No.	Document
3.1
Fourth Articles of Amendment and Restatement of the Registrant, effective July 1, 2013 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2
Fourth Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

3.3
Articles Supplementary of the Registrant, dated December 29, 2014 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on December 29, 2014 and herein incorporated by reference).

3.4
Articles of Amendment of the Registrant, effective as of December 30, 2016 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

4.1
Form of Certificate for Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

5*	Opinion of Venable LLP
10.1*	Tiptree Inc. 2017 Omnibus Incentive Plan.
10.2*	Form of Non-Qualified Stock Option Agreement under the Registrant’s 2017 Omnibus Incentive Plan.
10.3*	Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (annual vesting).
10.4*	Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (cliff vesting).
23.1*	Consent of KPMG LLP
23.2*	Consent of Venable LLP (included in Exhibit 5)
24*	Powers of Attorney (see page II-1 of this Registration Statement)
* Filed herewith